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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 Schedule 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                       Ancor Communications, Incorporated
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                  03332K 10 8
                                  -----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (continued on following page(s))
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-----------------------                                  ---------------------
 CUSIP NO. 03332K 10 8            SCHEDULE 13G             PAGE 2 OF 5 PAGES
-----------------------           ------------           ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dale C. Showers

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Does not apply                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            386,500 Shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             386,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      386,500 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN (individual)

------------------------------------------------------------------------------


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                                                               Page 3 of 5 pages






ITEM 1(a).  Name of Issuer
            --------------
            Ancor Communications, Incorporated

ITEM 1(b).  Address of Issuer's Principal Executive Offices
            -----------------------------------------------
            6130 Blue Circle Drive
            Minnetonka, MN 55343

ITEM 2(a).  Name of Person Filing
            ---------------------
            Dale C. Showers

ITEM 2(b).  Address of Principal Business Office
            ------------------------------------
            Ancor Communications, Incorporated
            6130 Blue Circle Drive
            Minnetonka, MN 55343

ITEM 2(c).  Citizenship
            -----------
            USA

ITEM 2(d).  Title of Class of Securities
            ----------------------------
            Common Stock, $.01 par value

ITEM 2(e)   CUSIP Number
            ------------
            03332K 10 8


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13(d)-2(b), check whether the person filing it is a:
           -------------

    (a)   [ ] Broker or Dealer registered under Section 15 of the Act

    (b)   [ ] Bank as defined in section 3(a)(6) of the Act

    (c)   [ ] Insurance Company as defined in section 3(a)(19) of the Act

    (d) [ ] Investment Company registered under section 8 of the Investment Advisers Act of 1940

    (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940


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                                                               Page 4 of 5 pages




         (f)    [   ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                       Act of 1974 or Endowment Fund


         (g)    [   ]  Parent Holding Company, in accordance with (S) 240.13d-
                       1(b)(ii)(G)


         (h)    [   ]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)


ITEM 4.   Ownership
          ---------

         (a)    Amount Beneficially Owned
                386,500 shares

         (b)    Percent of Class
                3.7%

         (c)    Number of Shares as to Which Such Person Has:

                (i)    sole power to vote or to direct the vote:  386,500

                (ii)   shared power to vote or to direct the vote:  0

                (iii)  sole power to dispose or to direct the disposition of:
                       386,500

                (iv)   shared power to dispose or to direct the disposition of:
                       0


ITEM 5.   Ownership of Five Percent or Less of a Class
          --------------------------------------------
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5%, check the following box [X].


ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------
          Does not apply


ITEM 7.   Identification and Classification of the Subsidiary Which Acquired
          ------------------------------------------------------------------
          the Security Being Reported on By the Parent Holding Company
          -------------------------------------------------------------
          Does not apply
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                                                               Page 5 of 5 pages

ITEM 8.   Identification and Classification of Members of the Group
          ---------------------------------------------------------
          Does not apply

ITEM 9.   Notice of Dissolution of Group
          ------------------------------
          Does not apply

ITEM 10.  Certification
          -------------
          Does not apply

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1997



                              /s/ Dale C. Showers
                              ----------------------------------------
                              By:  Dale C. Showers
                                 -------------------------------------
                                 Its:  Chairman of the Board
                                     ---------------------------------